EXECUTIVE EMPLOYMENT AGREEMENT

URIGEN HOLDINGS INC.

PRIVATE AND CONFIDENTIAL	As of May 1, 2006

Terry Nida
211 Ferry Landing Road Cordele, Georgia
31015 USA

Dear Mr. Nida:

Re:Terms of Employment with URIGEN HOLDINGS INC. (the "Company")

This Agreement confirms the terms and conditions of your employment by the Company and will constitute your employment agreement. Those terms and conditions are set out below:

1.
Position and Duties. You will be employed by and will serve the Company as its Vice President, Sales, Marketing and Corporate Development, having the duties and functions customarily performed by, and have all responsibilities customary to, a vice president, sales, marketing and corporate development of a corporation engaged in a business similar to that of the Company, including those duties and functions particularly described in Schedule A attached to this Agreement. You will report directly to the President and Chief Executive Officer of the Company. Your duties and functions pertain to the Company and any of its subsidiaries from time to time and may be varied or added to from time to time by the President and Chief Executive Officer, at his discretion, exercised reasonably. You will devote the amount of your working time, attention and energies to the business and affairs of the Company required to discharge the performance of your duties, and in any event no less than 80% of your working time.

2.
Term.The terms and conditions of this Agreement will have effect as of and from May 1, 2006 (the "Effective Date") and your employment will continue until terminated as provided in this Agreement (the "Term of Employment").

3.
Base Salary. The Company will pay you a base salary (the "Base Salary") in the amount of CDN$188,800 per year, payable monthly, and will transfer or cause to be transferred to you 360,000 Common shares (the "Trust Shares") from the Urigen 2005 Incentive Stock Purchase Plan Trust. The Company will have no obligation to pay the Base Salary to you or transfer or cause to be transferred the Trust Shares to you, nor will any Base Salary or other compensation accrue to you pursuant to this Agreement, until the Company has completed offerings of its equity securities raising aggregate gross proceeds of at least CDN$5 million in addition to any proceeds raised by the Company up to the Effective Date.

Your Base Salary and other compensation and taxable benefits received under this Agreement or in respect of your employment will be subject to the withholding of all applicable statutory deductions. All Trust Shares issued to pursuant to this Section 3 will be subject to repurchase by the Company pursuant to Section 17.

4.
Annual Review. The Board of Directors (the "Board") of the Company or a compensation committee established by the Board (the "Compensation Committee") will review your Base Salary annually. This review will not necessarily result in an increase in your Base Salary and any increase will be in the discretion of the Board or the Compensation Committee, as the case may be.

5.
Benefits. Once the Company has completed offerings of its equity securities raising aggregate gross proceeds of at least an additional CDN$5 million, you will be eligible for health, medical, dental, accident and life insurance and such other benefits as are reasonable and appropriate for an executive level benefits plan, as determined by the Board from time to time, when such a plan has been secured by the Company. You may be required to provide information and undergo reasonable assessments of the insurers in order to determine your eligibility for benefits coverage. You hereby acknowledge that coverage under any benefit plan in effect from time to time is subject to availability and other requirements of the applicable insurer and that the components of the benefits plan may be amended, modified or terminated from time to time by the Company in its sole discretion, and that this may include terminating or changing carriers.

6.
Vacation. During your Term of Employment, you will be entitled to an annual paid vacation of 20 days per year, in addition to statutory holidays, subject to any policies of the Company in place from time to time. Except with the prior approval of the Company, you may carry over a maximum of 10 days of vacation to the next calendar year. The Company reserves the right, acting reasonably, to request that vacations be scheduled so as not to conflict with critical business operations.

7.
Reimbursement for Expenses. During your Term of Employment, the Company will reimburse you for reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, such reimbursement to be made in accordance with, and subject to, the policies of the Company in effect from time to time. For all such expenses you will be required to keep proper accounts and to furnish statements, vouchers, invoices and/or other supporting documents to the Company.

8.
Trust Shares. You hereby acknowledge the transfer by the Company to you of 60,000 Trust Shares. In the event the Company has not completed offerings of its equity securities raising aggregate gross proceeds of at least an additional CDN$5 million by August 1, 2006, the Company will transfer to you 25,000 Trust Shares on the last day of each additional month following August 1, 2006 that the Company has not raised gross proceeds from equity securities offerings of at least an additional CDN$5 million. All Trust Shares issued to pursuant to this Section 8 will be subject to repurchase by the Company pursuant to Section 17.

9.
Purchase of Series A Preferred Shares. As of the Effective Date, the Company hereby grants to you options to purchase up to 100,000 Series A Preferred shares of the Company at a price of CDN$1.00 per share. These options will vest immediately and may be exercised at any time and from time to time within 2 months of the Effective Date upon written notice to the Company from you, after which time they will expire.

10.
Directors' & Officers' Liability Insurance. The Company will provide you with directors' and officers' liability insurance under the policies for such insurance arranged by the Company from time to time upon such terms and in such amounts as the Board may reasonably determine in its discretion.

11.
No Other Compensation or Benefits. You expressly acknowledge and agree that unless otherwise expressly agreed in writing by the Company subsequent to execution of this Agreement by the parties hereto, you will not be entitled by reason of your employment by the Company or by reason of any termination of such employment, to any remuneration, compensation, severance, damages or benefits other than as expressly set forth in this Agreement.

12.	Service to Employer. During your employment under this Agreement you will:

(a)	well and faithfully serve the Company,

(b)  act in, and promote, the best interests of the Company,

(c)	devote the agreed upon percentage of your working time, attention and energies to the business and affairs of the Company; and

(d)	comply with all rules, regulations, policies and procedures of the Company.

13.
Termination By Executive. Subject to Section 16 (Termination Following Change in Control), you may resign at any time, but only by giving the Company at least 3 months' prior written notice of the effective date of your resignation. On the giving of any such notice, the Company will have the right to waive the notice period, have you cease your employment immediately or at a specified date prior to the end of the notice period and pay you for the notice period or remainder of the notice period, as applicable, plus such other sums owed for arrears of salary and vacation pay. In this case, your resignation and the termination of your employment will be effective on the date the Company waives the notice period (or remainder thereof).

14.	Termination by the Company Without Cause.

(a)
The Company may terminate your employment at any time without cause by giving you written notice of the effective date of such termination and in all respects, except as set out below, the termination of your employment will be effective immediately.

(b)
If your employment is terminated by the Company pursuant to this Section, the Company will pay to you as a lump sum the number of months of Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review), set out in the table below depending upon the year of employment in which you are terminated, plus such other sums owed for arrears of salary and vacation pay:

Year of Employment	Lump Sum Payment of Base Salary (as adjusted)

1 — 2	6 months
3 — 5	12 months
6 and over	24 months

(c)
To the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Company will maintain the benefits and payments set out in Section 5 (Benefits) of this Agreement during the notice period equivalent.

(d)	The payments set out in this Section 14 will be in lieu of any applicable notice period.

(e)	You will not be required to mitigate the amount of any payment provided for in this Section 14 by seeking other employment or otherwise, nor will any sums actually received be deducted.

(f)
If you are successful in any action claiming wrongful dismissal or constructive dismissal against the Company, you hereby agree that you will only be entitled such notice set forth in this Section 14, less any amounts earned by you in mitigation.

15.
Termination by the Company for Cause. The Company may terminate your employment for cause at any time without any notice, severance or other payments. In the event the Company dismisses you for cause pursuant to this Section 15 and, subsequently, a court or arbitrator rules that the Company did not have cause, you hereby agree that you will only be entitled to damages in an amount equal to that number of months' Base Salary set forth in Section 14 (Termination by Company Without Cause), less any amounts earned by you in mitigation.

16.
Termination Following Change in Control. Concurrently with execution and delivery of this Agreement, you and the Company will enter into a "Change in Control Agreement" attached hereto as Schedule C setting out the compensation provisions to be applicable in the event of the termination of your employment in certain circumstances following a "Change in Control" of the Company (as defined in the Change inontrol Agreement).

17.
Repurchase of Shares. You agree that upon termination of this Agreement by you pursuant to Section 13 or by the Company for cause pursuant to Section 15 (each a "Triggering Event") prior to May 1, 2009, the Company will have the right to purchase all of the Trust Shares owned by you at the time of the Triggering Event at their issue price, less the number of Trust Shares determined by the following calculation:

(a)	the number of months that have elapsed from the Effective Date to the Triggering Event, multiplied by

(b)	1/36 of the total number of Trust Shares owned by you.

In the event of such mandatory repurchase, you hereby appoint the President and Chief Executive Officer of the Company as your true and lawful attorney in fact and agent for you to execute and deliver, and to receive delivery of, all such assignments, transfers, deeds, assurances and instruments as may be necessary to effectively complete the repurchase of the Trust Shares.

18.
Confidentiality and Assignment of Inventions. Concurrently with execution and delivery of this Agreement and in consideration of your employment by the Company, you and the Company will enter into a "Confidentiality and Assignment of Inventions Agreement" in the form attached hereto as Schedule D.

19.	Avoidance of Conflicts of Interest. During your Term of Employment:

(a)
You will not, without the Company's consent, hold any office, acquire any property or enter into any contract, arrangement, understanding or transaction with any other person or entity that would conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder. You hereby represent and warrant that as of the Effective Date you or your Affiliates or Associates do not hold any such office, have not acquired any such property and have not entered into any such contract, arrangement, understanding or transaction.

(b)	You will promptly, fully and frankly disclose to the Company in writing:

(i)
the nature and extent of any interest you or your Affiliates or Associates have or may have, directly or indirectly, in any actual or proposed contract, arrangement, understanding or transaction between a third party and the Company or any Affiliate of the Company; and

(ii)
every office you or your Affiliates or Associates may hold or acquire, and every property you or your Affiliates or Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or your duties and obligations under this Agreement, and following such disclosure the Company may, in its sole discretion, determine that a conflict of interest exists and require you to eliminate such conflict of interest.

(c) For greater clarity, the Company acknowledges that those positions listed in

Schedule B are not considered a conflict of interest contrary to paragraph (a).

In this Agreement, the term "Affiliate" will include all those persons and entities that are included within the definition or meaning of "affiliate" as set forth in Sections 1(1) and 2 of the Business Corporations Act (British Columbia) or any successor legislation of similar force and effect, as amended, and the term "Associate" will include all those persons and entities that are included within the definition or meaning of "associate" as set forth in Section 1(1) of the Securities Act (British Columbia) or any successor legislation of similar force and effect, as amended, including your spouse, children, parents, brothers and sisters.

20.	Provisions Reasonable. It is acknowledged and agreed that:

(a)
both before and since the Effective Date the Company has operated and competed and will operate and compete in a global market, with respect to the business (the "Business") actually carried on by it, directly or indirectly, whether under an agreement with or in collaboration with, any other party, which Business includes without limitation the discovery, development, manufacturing, distribution, marketing and sale of (i) U101 and products for the treatment of Interstitial Cystitis (a disease of the bladder characterized by pain, urgency and frequency of urination), and (ii) any other products that the Company discovers or commercially develops during your involvement in any capacity with the Company;

(b)	competitors of the Company and its Business are located in countries around the world;

(c)	in order to protect the Company adequately, any restrictive covenant must apply world wide;

(d)
during the course of your employment by the Company, both before and after the Effective Date, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances you have been or may well become the senior or sole representative of the Company dealing with such persons; and

(e) in light of the foregoing, the provisions of Section 21 (Restrictive Covenant) below are reasonable and necessary for the proper protection of the Business, property and goodwill of the Company.

21.
Restrictive Covenant. You agree that you will not, either alone or in partnership or in conjunction with any person, firm, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the Term of Employment and continuing for a period of 6 months from the termination of your employment, regardless of the reason for such termination:

(a) carry on or be engaged in, or advise, provide services to, be employed by, consult with, invest in or give financial assistance to, any business, enterprise or other entity that is involved in the sale, distribution, development or supply of any product or service that is competitive with any product or service of the Business; provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

(b)
approach or contact any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company during the time of your employment with the Company for the purpose of inducing such party to reduce its level of business with the Company or to encourage such party to start doing business or to increase its level of business with any other person or entity when such a change may negatively affect the opportunity of the Company to maintain or increase its level of business with such party; or

(c)	persuade or attempt to persuade any employee(s) of the Company to leave employment with the Company.

22.
Remedies. You acknowledge and agree that any breach or threatened breach of any of the provisions of Section 12 (Service to Employer), Section 18 (Confidentiality and Assignment of Inventions), Section 19 (Conflicts of Interest) or Section 21 (Restrictive Covenant) could cause irreparable damage to the Company or its partners, subsidiaries or affiliates, that such harm could not be adequately compensated by the Company's recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company will have the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Company specified in this Section are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it will see fit.

23.
Assignment. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations will not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company. The Company may assign its rights (but not its obligations) hereunder without your consent. Any purported assignment by you contrary to this Section will be null and void.

24.
Binding Effect. This Agreement will be binding upon and enure to the benefit of the Company and its successors and assigns and be binding upon and enure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

25.
Agreement Confidential. You will keep the terms and conditions of this Agreement confidential except that you will be entitled to disclose such information to your bankers, advisors, agents, consultants and other third parties who have a duty of confidence to you and who have a need to know such information in order to provide advice, products or services to you, as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

26.
Governing Law and Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

27.	Acknowledgment of Fiduciary Capacity. You expressly acknowledge and agree that due to your position with the Company, you are employed in a fiduciary capacity.

28.	Exercise of Functions. The rights of the Company as provided in this Agreement may be exercised on behalf of the Company by the Board.

29.
Entire Agreement. The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Company.This Agreement supersedes any previous communications,understandings and agreements between you and the Company regarding your employment. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it will constitute a legally binding agreement.

30.	Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

31.
Surviving Obligations. Your obligations and covenants under Section 18 (Confidentiality and Assignment of Inventions), Section 20 (Provisions Reasonable), Section 21 (Restrictive Covenant), Section 22 (Remedies), Section 23 (Assignment), Section 24 (Binding Effect), Section 25 (Agreement Confidential), Section 26 (Governing Law and Jurisdiction), Section 27 (Acknowledgement of Fiduciary Capacity), Section 29 (Entire Agreement), Section 30 (Further Assurances), Section 33 (Notice), Section 34 (Severability) and Section 35 (Time of Essence/No Waiver) will survive the termination of this Agreement.

32.
Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

33.
Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other will be delivered or mailed by prepaid registered post with return receipt requested or by recognized international courier service providing written proof of delivery to the party to receive same at the address as set out below:

To You
Terry Nida
211 Ferry Landing Road Cordele, Georgia

31015 USA
Fax: (229) 273-0325

To the Company:
Urigen Holdings Inc.
515 West Hastings Street, Suite 7333 Vancouver, B.C. V6B 5K3
Attn: President and CEO

With a copy to counsel for the Company:

Farris, Vaughan, Wills & Murphy LLP 2500 - 700 West Georgia Street Vancouver, BC, V7Y 1B3

Attn: R. Hector MacKay-Dunn, Q.C. Fax: (604) 661-9349

Any such notice will be deemed to have been received on the earlier of the date actually received, on the next business day following transmission if by facsimile transmission, or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

34.
Severability. If any provision of this Agreement or the application thereof to any circumstance will, in any jurisdiction and to any extent, be invalid or unenforceable, such provision will be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision will be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision.

35.
Time of Essence/No Waiver. Time is of the essence hereof. No waiver, delay, indulgence, or failure to act by the Company regarding any particular default or omission by you will affect or impair any of the Company's rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time will continue to be of the essence without the necessity of specific reinstatement.

36.
Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement.

If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us. You are urged to consider fully all the above terms and conditions and to obtain independent legal advice or any other advice you feel is necessary before you execute this agreement.

URIGEN HOLDINGS INC.

Date:	By:	/s/
Authorized Signatory

Accepted and agreed to by Terry Nida as of the 21st day of April, 2006

/s/ Terry Nida
Terry Nida

DESCRIPTION OF THE DUTIES AND FUNCTIONS

Description

Via routine interface with Company executive managers and the Board, as appropriate, develop, guide and direct global commercialization strategies by providing expert advice for the functional areas of sales, marketing, corporate and business development; and be responsible for the day-to-day implementation and management of all sales, marketing, corporate and business development activities in which the Company is involved.

Responsibilities: Responsibilities include the following:

1.	Provide proactive sales, marketing, corporate and business development service to the Company, as directed and required.

2.	Provide proactive interaction with all functional areas of the Company to support all on-going product commercialization activities.

3.	Manage and serve as the Company interface for all global and regional pharmaceutical companies with whom the Company establishes supply and commercialization agreements.

4.	Provide proactive interaction will all functional areas of the Company to support the commercialization aspects of all on-going product development activities.

5.	Propose and manage the operating budget for all commercialization activities in which the Company is involved.

6.	Establish and maintain competency levels of all Company employees, contractors and vendors involved in commercialization activities.

SCHEDULE B

EXCEPTIONS TO CONFLICT OF INTEREST

Vivus, Inc. — Vice President, Worldwide Sales, Marketing & Corporate Development

SCHEDULE C

URIGEN HOLDINGS INC.

As of May 1, 2006

Terry Nida
211 Ferry Landing Road Cordele, Georgia
31015 USA

Dear Mr. Nida:

Re: Change in Control Agreement

Urigen Holdings Inc. (the "Company") considers it essential to the best interests of its members to foster the continuous employment of its senior executive officers. In this regard, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its members that appropriate steps should be taken to reinforce and encourage management's continued attention, dedication and availability to the Company in the event of a Potential Change in Control (as defined in Section 2), without being distracted by the uncertainties which can arise from any possible changes in control of the Company.

In order to induce you to agree to remain in the employ of the Company, such agreement evidenced by the employment agreement entered into as of the date of this Agreement between you and the Company (the "Employment Agreement") and in consideration of your agreement as set forth in Section 3 below, the Company agrees that you will receive and you agree to accept the severance and other benefits set forth in this Agreement should your employment with the Company be terminated subsequent to a Change in Control (as defined in Section 2) in full satisfaction of any and all claims that now exist or then may exist for remuneration, fees, salary, bonuses or severance arising out of or in connection with your employment by the Company or the termination of your employment:

1.  Term of Agreement.

This Agreement will be in effect for a term commencing on the Effective Date of the Employment Agreement (as therein defined) and ending on the date of termination of the Employment Agreement.

2.  Definitions.

(a)	"Affiliate" means a corporation that is an affiliate of the Company under the

Business Corporations Act (British Columbia), as amended from time to time.

(b)	"Change in Control" of the Company will be deemed to have occurred:

(i)
if a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which Securities of the Company possessing more than 50% of the total combined voting power of the Company's outstanding Securities are acquired by a person or persons different from the persons holding those Securities immediately prior to such transaction, and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction, except that no Change in Control will be deemed to occur if such merger, amalgamation, arrangement, consolidation, reorganization or transfer is with any subsidiary or subsidiaries of the Company;

(ii)
if any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding will acquire or hold, directly or indirectly, 50% or more of the voting rights attached to all outstanding Securities; or

(iii)
if any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding will acquire or hold, directly or indirectly, the right to appoint a majority of the directors of the Company; or

(iv)
if the Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company.

provided however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company of Securities.

(c)	"Base Salary" will mean the annual base salary, as referred to in Section 3 (Base Salary), and as adjusted from time to time in accordance with Section 4 (Annual Review), of the Employment Agreement.

(d)	"Date of Termination" will mean, if your employment is terminated, the date specified in the Notice of Termination.

(e) "Good Reason" will mean the occurrence of one or more of the following events,

without your express written consent, within 12 months of Change in Control:

(i)
a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control;

(ii)	a material reduction by the Company, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iii)
a failure by the Company to continue in effect any other compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iv)	any request by the Company or any affiliate of the Company that you participate in an unlawful act; or

(v)
any purported termination of your employment by the Company after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (i) below and for the purposes of this Agreement, no such purported termination will be effective.

(f)
"Notice of Termination" will mean a notice, in writing, communicated to the other party in accordance with Section 6 below, which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(g)	"Potential Change in Control" of the Company will be deemed to have occurred if:

(i)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)	any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii) the Board adopts a resolution to the effect that, for the purposes of this

Agreement, a Potential Change in Control of the Company has occurred.

(h)
"Security" in respect of a security of the Company, will have the meaning ascribed thereto in Part II of the Securities Act (British Columbia), as it existed on the date of this Agreement, and also means any security carrying the right to convert such security into, exchange such security for, or entitling the holder to subscribe for, any equity security, or into or for any such convertible or exchangeable security or security carrying a subscription right.

3.  Potential Change in Control.

You agree that, in the event of a Potential Change in Control of the Company occurring after the Effective Date, and until 12 months after a Change in Control, subject to your right to terminate your employment by issuing and delivering a Notice of Termination for Good Reason, you will continue to diligently carry out your duties and obligations, on the terms set out in the Employment Agreement.

4.  Compensation Upon Termination Following Change in Control.

Subject to compliance by you with Section 3, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, the Company agrees that you will receive and you agree to accept, subject to your prior resignation as a director of the Company, the following payments in full satisfaction of any and all claims you may have or then may have against the Company, for remuneration, fees, salary, benefits, bonuses or severance, arising out of or in connection with your employment by the Company or the termination of your employment:

(a)
If your employment will be terminated by the Company for cause or by you other than for Good Reason, the terms of the Employment Agreement will govern and the Company will have no further obligations to you under this Agreement.

(b)	If your employment by the Company will be terminated by you for Good Reason or by the Company other than for cause, then you will be entitled to the payments and benefits provided below:

(i)
subject to the withholding of all applicable statutory deductions, the Company will pay you a lump sum equal to 12 months' Base Salary, as referred to in Section 3 (Base Salary) of the Employment Agreement, plus other sums owed for arrears of salary and vacation pay;

(ii)
to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Company will maintain the benefits and payments set out in Section 6 (Benefits) of the Employment Agreement during the 12 month period;

(iii)
all incentive stock options granted to you by the Company under any stock option agreement that is entered into between you and the Company and is outstanding at the time of termination of your employment, which incentive stock options have not yet vested, will immediately vest upon the termination of your employment and will be fully exercisable by you in accordance with the terms of the agreement or agreements under which such options were granted; and

(iv)
all Trust Shares (as defined in the Employment Agreement) transferred to you by or for the Company under the Employment Agreement or other agreement that is entered into between you and the Company and is outstanding at the time of termination of your employment, which Trust

Shares continue to be subject to a right of repurchase by the Company, shall no longer be subject to such right of repurchase.

You will not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor will any sums actually received be deducted.

5.  Binding Agreement.

This Agreement will enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, that amount will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.  Notices.

Any notice or other communication required or contemplated under, this Agreement to be given by one party to the other will be delivered or mailed by prepaid registered post to the party to receive same at the addresses set out below:

To You
Terry Nida
211 Ferry Landing Road Cordele, Georgia
31015 USA
Fax: (229) 273-0325

To the Company:
Urigen Holdings Inc.
515 West Hastings Street, Suite 7333 Vancouver, B.C. V6B 5K3
Attn: President and CEO

With a copy to counsel for the Company:

Farris, Vaughan, Wills & Murphy LLP 2500 — 700 West Georgia Street
Vancouver, BC, V7Y 1B3
Attn: R. Hector MacKay-Dunn, Q.C. Fax: (604) 661-9349

Any such notice will be deemed to have been received on the earlier of the date actually received, on the next business day following transmission if by facsimile transmission, or the date five (5) days after the same was posted or sent.

7.  Modification: Amendments: Entire Agreement.

This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in your Employment Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

8.  Governing Law and Jurisdiction.

This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the courts of such province.

9.  Validity.

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

10.  No Employment or Service Contract.

Nothing in this Agreement will confer upon you any right to continue in the employment of the Company for any period of specific duration. Further, this Agreement does not restrict in any way either party's rights to terminate your employment pursuant to the Employment Agreement.

If the foregoing sets forth our agreement on this matter, kindly sign and return to the Company a copy of this letter.

Yours truly,

URIGEN HOLDINGS INC.

By:	/s/
Authorized Signatory

Accepted and agreed to by Terry Nida as of the 21st day of April, 2006

/s/ Terry Nida
Terry Nida

SCHEDULE D

CONFIDENTIALITY AGREEMENT AND

ASSIGNMENT OF INVENTIONS

URIGEN HOLDINGS INC.

PRIVATE AND CONFIDENTIAL As of May 1, 2006

Terry Nida
211 Ferry Landing Road Cordele, Georgia

31015 USA

Dear Mr. Nida:

The purpose of this letter is to confirm and record the terms of the agreement (the "Agreement") between you and Urigen Holdings Inc. (the "Company") concerning the terms on which you will (i) receive from and disclose to the Company proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to the Company all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by you over the course of your work during your employment with the Company. The effective date ("Effective Date") of this Agreement is the date that you start or started working at the Company, as indicated in the employment agreement between you and the Company dated as of the date of this Agreement.

In consideration of the offer of employment by the Company and the payment by the Company to you of the sum of CDN$1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company hereby agree as follows:

1. INTERPRETATION

1.1 Definitions. In this Agreement:

(a)
"Business" will mean the business actually carried on by the Company, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively the discovery, development, manufacturing, distribution, marketing and sale of (i) U101 and products for the treatment of Interstitial Cystitis; and (ii) any other products that the Company discovers or commercially develops during your involvement in any capacity with the Company.

(b)	"Confidential Information", subject to the exemptions set out in Section 2.8, will mean any non-public information relating to the Company's Business,

whether or not conceived, originated, discovered, or developed in whole or in part by you, and which, without limiting the generality of the foregoing, will include;

(i) scientific strategies, concepts, designs, inventions, know-how, information, material, formulas, processes, devices, programs, methods and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

( i) financial, personnel, operations, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence;

(iii)
all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, research, safety and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(iv)	unique combinations of separate items that are not generally known and items provided or disclosed to the Company by third parties subject to restrictions on use or disclosure; and

(v)
all information relating to the businesses of competitors of the Company including information relating to competitors' research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies that is not generally known.

(c)	"Interstitial Cystitis" means a disease of the bladder characterized by pain, urgency and frequency of urination.

(d)
"Inventions" will mean any and all inventions, discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, technology, know-how, all documents, memoranda, notes or other writings prepared by you and all other intellectual property, whether or not patentable and whether or not reduced to practice, as well as all applications, registrations and related foreign applications filed and registrations granted thereon.

(e)
"Work Product" will mean any and all Inventions relating to the Company's Business resulting from any work performed by you for the Company that you may invent or co-invent during your involvement in any capacity with the Company, except those Inventions invented by you entirely on your own time that do not relate to the Company's Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with the Company.

2.CONFIDENTIALITY

2.1Basic Obligation of Confidentiality. Except as set out in this Agreement, you will keep strictly confidential all Confidential Information and all other information belonging to the Company that you acquire, observe or are informed of, directly or indirectly, in connection with your involvement, in any capacity, with the Company.

2.2 Fiduciary Capacity. You will be and act toward the Company as a fiduciary in respect of the Confidential Information.

2.3 Non-disclosure. Unless the Company first gives you written permission to do so under Section 2.7 of this Agreement, you will not at any time, either during or after your involvement in any capacity with the Company;

(a)	use or copy Confidential Information or your recollections thereof;

(b)
publish or disclose Confidential Information or your recollections thereof to any person other than to employees or consultants of the Company who have a need to know such Confidential Information for their work for the Company;

(c)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement; or

(d)
permit or cause any Confidential Information to be stored off the premises of the Company, including permitting or causing such Information to be stored in electronic format on personal computers, except in accordance with any written procedures of the Company in effect from time to time.

2.4 Taking Precautions. You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties. You will not transfer any material to another person outside of the Company, unless a material transfer agreement has been signed by both the Company and the other party. You will not accept any material from another person outside of the Company, unless in accordance with any written procedures of the Company in place from time to time.

2.5 Company Ownership of Confidential Information. As between you and the Company, the Company will own all right, title and interest in and to the Confidential Information, whether or not created or developed by you.

2.6 Return of Confidential Information. Upon the request of the Company, you will promptly return to the Company every original and copy in whatever medium in your possession or control containing Confidential Information.

2.7 Purpose of Use. You will use Confidential Information only for purposes authorized or directed by the Company.

2.8 Exemptions. Your obligation of confidentiality under this Agreement will not apply to any of the following:

(a)	information that is already known to you, though not due to a prior disclosure by the Company or by a person who obtained knowledge of the information, directly or indirectly, from the Company;

(b)
information disclosed to you by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from the Company;

(c)	information that is developed by you independently of Confidential Information received from the Company and such independent development can be documented by you;

(d)	other particular information or material which the Company expressly exempts by written instrument signed by the Company;

(e)	information or material that is in the public domain through no fault of your own;

and

(f) information or material that you are obligated by law to disclose, to the extent of such obligation, provided that:

(i)
in the event that you are required to disclose such information or material, then, as soon as you become aware of this obligation to disclose, you will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(ii)	if the Company agrees that the disclosure is required by law, it will give you written authorization to disclose the information for the required purposes only;

(iii)	if the Company does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv)
if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, you will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3.ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

 3.1 Notice of Invention. You agree to promptly and fully inform the Company of all your Work Product throughout the course of your involvement in any capacity with the Company, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by the Company for any reason whatsoever, you will immediately deliver up to the Company all of your Work Product. You further agree that all of your Work Product will at all times be the Confidential Information of the Company.

 3.2 Assignment of Rights. Subject only to those exceptions set out in Exhibit A hereto, you will assign, and do hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company's designee, your entire right, title and interest in and to all of your Work Product during your involvement in any capacity with the

Company and all other rights and interests of a proprietary nature in and associated with your Work Product. To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for the Company. You agree that the Company's rights hereunder will attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with the Company. You further agree that the Company's rights hereunder are not limited to Canada but will extend to every country of the world.

3.3 Moral Rights. Without limiting the foregoing, you irrevocably waive any and all moral rights arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that you may have with respect to your Work Product, and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and you further confirm that the Company may use or alter any such Work Product as the Company sees fits in its absolute discretion.

3.4 Goodwill. You hereby agree that all goodwill you have established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Company relating to the business or affairs of the Company (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, will, as between you and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company will determine in its discretion.

3.5 Assistance. You hereby agree that during your employment by the Company and thereafter, you will reasonably assist the Company, at the Company's expense, with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm the transfer of ownership of rights in the Work Product to the Company and to permit the Company to obtain patents or copyrights or other similar registration rights covering the Work Product. You further agree to cooperate to the extent and in the manner requested by the Company in the prosecution and maintenance of any such rights.

3.6 Assistance with Proceedings. You hereby agree that during your employment by the Company and thereafter, you will reasonably assist the Company, at the Company's reasonable request and expense, in connection with any defence to an allegation of infringement of another person's intellectual property rights, claim of invalidity of another person's intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof or any other litigation or proceeding involving any Work Product in any country of the world.

4. GENERAL

4.1 Term and Duration of Obligation. The term of this Agreement is from the

Effective Date and terminates on the date that you are no longer working at or for the Company.

Except as otherwise agreed in a written instrument signed by the Company, Articles 1, 2 and 3 and Sections 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12 and 4.13 will survive the termination of this Agreement, including your obligations of confidentiality and to return Confidential Information, and will endure, with respect to each item of Confidential Information, for so long as those items fall within the definition of Confidential Information.

 4.2 Binding Nature of Agreement. This Agreement is not assignable by you. You agree that this Agreement will be binding upon your heirs and estate. This Agreement and rights and obligations hereunder may be assigned by the Company.

 4.3 No Conflicting Obligations. You represent and warrant that you will not without legal authority use or disclose to other persons at the Company information that (i) constitutes a trade secret of persons other than the Company during your employment at the Company, or (ii) which is confidential information owned by another person. You represent and warrant that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement.

 4.4 Equitable Remedies. You acknowledge and agree that a breach by you of any of your obligations under this Agreement would result in damages to the Company that could not be adequately compensated by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement, without having to prove damages or post security to the court, as well as an equitable accounting of all your profits or benefits arising out of such breach. In the event the Company is successful in obtaining any injunction or is otherwise successful in any other action arising out of a breach of this Agreement, you will pay to the Company the full amount of the Company's legal fees and expenses incurred by the Company in pursuing such action(s).

 4.5 Publicity. You will not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding the Company' Business or any Confidential Information.

 4.6 Severability. If any covenant or provision of this Agreement or of a section of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable covenant or provision will not affect or impair the enforceability or validity of the balance of the section or any other covenant or provision.

 4.7 Time of Essence/No Waiver. Time is of the essence hereof and no waiver, delay, indulgence, or failure to act by the Company regarding any particular default or omission by you will affect or impair any of the Company's rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time will continue to be of the essence without the necessity of specific reinstatement.

 4.8 Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

4.9Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and will be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses indicated below.

If to the Company:
Urigen Holdings Inc.
515 West Hastings Street, Suite 7333 Vancouver, B.C. V6B 5K3
Attn: President and CEO

With a copy to counsel for the Company:
Farris, Vaughan, Wills & Murphy LLP 2500 — 700 West Georgia Street
Vancouver, BC, V7Y 1B3
Attn: R. Hector MacKay-Dunn, Q.C. Fax: (604) 661-9349

If to you:
Terry Nida
211 Ferry Landing Road Cordele, Georgia
31015 USA
Fax: (229) 273-0325

Any such notice will be deemed to have been received on the earlier of the date actually received, on the next business day following transmission if by facsimile transmission, or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

 4.10 Amendment. No amendment, modification, supplement or other purported alteration of this Agreement will be binding unless it is in writing and signed by you and by the Company.

 4.11 Entire Agreement. This Agreement supersedes all previous dealings, understandings, and expectations of the parties and constitutes the whole agreement with respect to the matters contemplated hereby. Except as set forth in your Employment Agreement, there are no representations, warranties, conditions or collateral agreements between the parties with respect to the matters contemplated hereby except as expressly set out herein.

 4.12 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto adorn to the exclusive jurisdiction of the provincial and federal courts of such province.

 4.13 Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

Acceptance

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to the Company of the enclosed copy of this letter will create a binding agreement between us.

Thank you for your cooperation in this matter.

Yours truly,

URIGEN HOLDINGS INC.

By:	/s/
Authorized Signatory

Accepted and agreed as of the the 21st day of April, 2006.

/s/ Terry Nida
Witness Signature	Signature Terry Nida

Witness Name

Scientist
Occupation

693 San Bruno Ave #2, Brisbone UA 94005
Address

EXHIBIT A

EXCEPTIONS TO SECTION 3.2

ASSIGNMENT OF RIGHTS

[NONE IF LEFT BLANK]